#BAYC9159

BORED APE #9159 (NFT)

THIS INITIAL OFFERING IS COMING SOON!



CURRENT VALUE: $195,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

OPINIONS DETAILS GALLERY LEGAL

#BAYC9159

BORED APE #9159 (NFT)

C.O.A.   SPECS

FINANCIALS

Initial Offering Share Price	$5.00
Number of Shares	39,000
Initial Offering Market Cap.	$195,000
Storage Location	Rally

ASSET SPECIFICATIONS

Creator	Yuga Labs
NFT	Bored Ape Yacht Club
Number	9159
Property	Leather Jacket (Clothes)
Property Rarity	2% Have This Trait
Property	Short Mohawk (Hair)
Property Rarity	3% Have This Trait
Property	Angry (Eyes)
Property Rarity	4% Have This Trait
Property	Gray (Background)
Property Rarity	12% Have This Trait

Property	Brown (Fur)
Property Rarity	14% Have This Trait
Property	Bored Unshaven (Mouth)
Property Rarity	16% Have This Trait
Proof of Ownership	Ethereum Blockchain

DESCRIPTION OF SERIES BORED APE YACHT CLUB 9159

Investment Overview

- Upon completion of the Series #BAYC9159 Offering, Series #BAYC9159 will purchase a Number 9159 Bored Ape Yacht Club NFT with a Leather Jacket for Series #BAYC9159 (The "Series Bored Ape Yacht Club 9159" or the "Underlying Asset" with respect to Series #BAYC9159, as applicable), the specifications of which are set forth below.
- Non-fungible tokens (NFT) are unique digital assets that exist on a blockchain (a distributed public ledger) and are used to represent tangible and intangible items such as art, sports highlights, and virtual avatars.
- The Bored Ape Yacht Club (commonly abbreviated as BAYC) is a collection of 10,000 "Bored Ape" NFTs created by Yuga Labs. Each Ape is unique and grants its owner entrance to the Yacht Club and associated membership benefits.
- The Underlying Asset is a Number 9159 Bored Ape Yacht Club NFT with a Leather Jacket.

Asset Description

Overview & Authentication

- According to the BAYC website, each Ape is unique and "programmatically generated from over 170 possible traits, including expression headwear, clothing, and more."
- The BAYC project was launched on April 30th, 2021. Originally, Apes were offered at a price of around $200. About a day after launch, all of the 10,000 Apes had sold out.
- The founders of the BAYC project have explained that their intention is for the NFTs to foster community and act as a "digital identity."
- BAYC was one of the first NFT projects to allow individual buyers the commercial rights to their NFTs, according to The New Yorker. "... each member is allowed to brand his own projects or products and sell them independently."
- Members of the BAYC were offered an NFT dog (a collection called the Bored Ape Kennel Club).
- The Mutant Ape Yacht Club is "a collection of up to 20,000 Mutant Apes that can only be created by exposing an existing Bored Ape to a vial of MUTANT SERUM or by minting a Mutant Ape in the public sale."
- On September 9th, 2021, two lots of BAYC NFTs sold at Sotheby's. The first lot contained 101 Apes and sold for $24,393,000. The second lot contained 101 Bored Ape Kennel Club NFTs and sold for $1,835,000.
- According to Yahoo: "Alongside CryptoPunks, BAYC has established itself as a premium "blue-chip" NFT collection and has attracted the likes of NBA players Steph Curry and Kevin Durant alongside popular social media personality and artist KSI into becoming holders of the now coveted collection."
- On August 20th, 2021, Arizona Iced Tea announced a collaboration with BAYC in the form of an "Arizona Aped" NFT comic.
- On October 12, 2021, Variety announced that Yuga Labs had signed a representation deal with the founder of management firm Maverick, which counts Madonna and U2 among its clients.
- As of October 15th, 2021, Bored Ape Yacht is the 2nd ranked of the top NFTs on OpenSea all time, ranked by volume, floor price, and other statistics.
- The Underlying Asset is accompanied by proof of ownership stored on the Ethereum blockchain.

Notable Features

- The Underlying Asset is Bored Ape #9159.
- The Underlying Asset has the following six properties: Leather Jacket, Short Mohawk, Angry Eyes, Gray Background, Brown Fur, and Bored Unshaven Mouth.
- The Underlying Asset was minted on May 1, 2021.

- The Underlying Asset was sold on August 5, 2021, for 14.25 Ethereum. On August 18, 2021, the Underlying Asset was sold for 15.69 Ethereum. On August 31, 2021, the Underlying Asset sold for 50 Ethereum.

Notable Defects

- The Underlying Asset is consistent with the description provided by The Bored Ape Yacht Club and proof of ownership stored on the Ethereum blockchain.

Details

Series Bored Ape Yacht Club 9159	
Creator	Yuga Labs
NFT	Bored Ape Yacht Club
Number	9159
Property	Leather Jacket (Clothes)
Property Rarity	2% Have This Trait
Property	Short Mohawk (Hair)
Property Rarity	3% Have This Trait
Property	Angry (Eyes)
Property Rarity	4% Have This Trait
Property	Gray (Background)
Property Rarity	12% Have This Trait
Property	Brown (Fur)
Property Rarity	14% Have This Trait
Property	Bored Unshaven (Mouth)
Property Rarity	16% Have This Trait
Proof of Ownership	Ethereum Blockchain

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series Bored Ape Yacht Club 9159 going forward.

#BAYC9159 | $195K

COMPARABLE ASSET VALUE

ASSET VALUE
+20550.9%

TRANSACTIONS
104

"Non-fungible token (NFT) mania is showing no signs of slowing down as the Bored Ape collection continues to draw in millions of dollars."

YAHOO!

September 2021

JOIN THE CONVERSATION ›

×

#BAYC9159

BORED APE #9159 (NFT)

It's taken less than a year for NFTs to rise from a little-known tech niche to an integral part of today's cultural conversation. One NFT at the center of all this newfound attention has been Bored Ape Yacht Club (BAYC). The collection of 10,000 uniquely generated digital Apes has even made it to Hollywood, inking a representation deal in October 2021 with a management firm that counts U2 and Madonna among its clientele. #BAYC9159 is Bored Ape #9159, featuring six properties — including a Leather Jacket found in just 2% of Apes.

BROWSE ALL DETAILS ›



#BAYC9159 | *Visuals*

BAYC ranks 2nd all-time on OpenSea's list of the top NFT collections.

LAUNCH GALLERY ›

#BAYC9159 | *Timeline*

Jan. 2018	The New York Times asks "Will Cryptocurrencies Be the Art Market's Next Big Thing?"
Sep. 2019	PBS publishes a story titled: "How blockchain technology could revolutionize the art market."
Mar. 2021	Bloomberg cites a report from NonFungible.com claiming the overall NFT market was worth $250 million in 2020, a 299% increase from 2019."
Mar. 2021	NFTs arrive in popular culture with a splash as the artist Beeple sells "Everydays — The first 5000 Days" for $69 million at Christie's Auction House, the third-highest auction price ever achieved by a living artist.

Apr. 2021 The BAYC project is launched with Apes selling for around $200. After about one day, all 10,000 Apes sell out.

May. 2021 #BAYC9159 is minted.

Aug. 2021 #BAYC9159 sells for 14.25 ETH.

Aug. 2021 #BAYC9159 sells for 15.69 ETH.

Aug. 2021 #BAYC9159 sells for 50 ETH.